Exhibit 99.1

         STEVIA CORP. EXPANDS PRODUCTION BASE FOLLOWING RECORD HARVEST COMPANY SECURES FINANCING FROM INSTITUTIONAL INVESTOR TO FUND EXPANSION

INDIANAPOLIS, IN, May 21, 2014 (Marketwired via COMTEX) -- Stevia Corp. (otcqb:STEV) ("Stevia Corp" or the "Company"), an international farm management company focused on the economic development of products that support a healthy lifestyle, including stevia and hemp, is pleased to announce that following its record harvest detailed in its press release dated May 14, 2014, the Company is expanding its production base and has secured financing from an institutional investor to fund the planned expansion.

Stevia Corp's expansion plans will focus on developing a supply chain of higher value added products for the US market serving the healthy lifestyle sector resulting in both higher revenue and margins.

George Blankenbaker, Stevia Corp President, comments, "Our focus on the healthy lifestyle sector is resonating with US buyers and we expect to confirm our first orders in June. Although we expect to sell some products oriented to the retail market, we have had very positive responses from large volume commercial buyers seeking new supply chains for their growing markets and we expect the vast majority of our revenue to be produced from commercial orders."

Effective on May 16, 2014, the Company exercised its right to sell an Additional Senior Convertible Note to Nomis Bay Ltd., a Bermuda company ("Nomis Bay") with an initial principal amount of $600,000 for a purchase price of $600,000 as part of the definitive securities purchase agreement entered into with Nomis Bay on March 3, 2014 and disclosed in the Company's 8-K filing with the SEC.

The proceeds, net of certain fees and expenses, will be used for working capital to advance the Company's ability to execute its growth strategy and fund the production of the expected US orders.

Further details of the Company's business, finances, appointments and agreements can be found as part of the Company's continuous public disclosure as a reporting issuer under the Securities Exchange Act of 1934, as amended, filed with the Securities and Exchange Commission's ("SEC") EDGAR database. For more information visit:www.steviacorp.us.

About Stevia Corp. (otcqb:STEV) Stevia Corp. is a farm management company focused on developing highly nutritional, high value products through proprietary plant breeding, excellent agricultural methodologies and innovative post-harvest techniques. Stevia Corp invests in R&D and IP acquisition and manages its own propagation, nursery and plantations as well as provides services to contract growers and other industry growers. Stevia Corp was founded on the principal of implementing socially responsible, sustainable, quality
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agribusiness solutions to maximize the long-term efficient production of nutritional crops. For additional information please visit: www.steviacorp.us .

About the Hemp Industry Sector Hemp is a crop that can be grown for food and non-food purposes. As a result of its numerous nutritional benefits, many new food products containing hemp seed and its oil are finding their way into the marketplace, including pasta, tortilla chips, salad dressings, snack products and frozen desserts. Non-dairy hemp "milk" beverages, which provide significant amounts of omega 3 essential fatty acids (EFAs) and protein, are also available. Hemp oil is also used in nutraceuticals and health care products.

As a fiber source, hemp is undergoing rapid growth as a natural fiber in everything from clothing and textiles to automotive composites. The fiber is also gaining popularity as insulation.

The Hemp Industries Association (HIA) estimated that the retail value of North American hemp food, vitamin and body care products was in the range of $156 to $171 million in 2012. When clothing, auto parts, building materials and other non-food or body care products are included, the HIA estimates that the total retail value of U.S. hemp products is about $500 million.

Food and fiber uses for industrial hemp are growing rapidly and have increased over 300 percent, to an estimated 25,000 products, in the past few years. Much of that growth is coming from the increased sales of hemp food products.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and
Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, selling products into the US market, timing of customer orders in the US, commercial customers in the US, use of proceeds from financing, annual retail value of hemp products sold in the U.S., developing hemp products, growth of industrial hemp product industry, product development and business strategy. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

Stevia Corp. Investor Relations
Email: ir@stevia.co
Tel: +1-888-250-2566
Web: www.steviacorp.us